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                                                                       EXHIBIT 5

                       [LETTERHEAD OF EDWIN C. SUMMERS]




November 27, 1996

First Alliance Corporation
17305 Von Karman Avenue
Irvine, CA  92614-6203

Ladies and Gentlemen:

I have acted as counsel for First Alliance Corporation (the "Company") in connection with a Registration Statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement") and the Prospectuses related thereto. The Registration Statement registers certain shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be issued pursuant to the Company's 1996 Stock Incentive Plan (the "Plan"). In that capacity, I have reviewed the charter and bylaws of the Company, the Registration Statement, the corporate action taken by the Company that creates the Plan and provides for the issuance of up to 750,000 shares of the Common Stock pursuant thereto, and such other materials and matters as I have deemed necessary to the issuance of this opinion.

Based upon the foregoing, as of the date hereof, and assuming that up to 750,000 shares of the Company's Common Stock to be offered pursuant to the Plan have been duly and validly reserved for issuance pursuant to the terms of the Plan, I am of the opinion that upon issuance thereof and delivery of certificates therefor as contemplated in the Registration Statement, such shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of California, and I express no opinion as to matters of law in jurisdictions other than the State of California. This opinion is solely for the benefit of the addressee hereof and, without my prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any person or entity. I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and my opinion in the Registration Statement and the related Prospectuses. This opinion is delivered as of the date hereof and I disclaim any responsibility to update this opinion at any time following the date hereof.

Very truly yours,



Edwin C. Summers